Exhibit 99.1

IMAC Holdings, Inc. Adds Three Distinguished Executives to its Board of Directors

BRENTWOOD, Tenn. (November 2, 2020) — IMAC Holdings, Inc. (Nasdaq: IMAC) (“IMAC” or “the Company”), a provider of innovative medical advancements and care specializing in regenerative rehabilitation orthopedic treatments without the use of surgery or opioids, today announces the addition of Maurice “Mo” Evans, Michael Pruitt, and Cary Sucoff as independent directors to IMAC’s board of directors (the “Board”).

“The three new additions to the Board will help bring additional guidance, direction, and leadership for IMAC during our continued growth phase,” commented IMAC’s Chief Executive Officer, Jeffrey Ervin. “Maurice has successfully bridged his basketball career with outstanding business acumen and leadership, and we expect his unique perspective will be instrumental for our branding and brand ambassador program. Michael has been successful in both the finance and hospitality industries, so his experience in successfully growing a consumer-focused business will be beneficial to the Company. Cary’s deep financial advisory experience and expertise in financing numerous healthcare and biotech companies will truly be valuable for IMAC.”

Mr. Evans brings a unique blend of sports and business experience to the Board. During his 11-year professional basketball tenure, he played in 562 NBA games, won a FIBA Championship, earned MVP, and was a two-time All-Star and nine-time playoff participant. He often represented his teams and organizations in the community with outreach to both youth and corporate sponsors. From 2010 to 2013, Mr. Evans served as Executive Vice President for the National Basketball Players Association and was influential in the 2011 NBA collective bargaining agreement negotiations.

Over the past 15 years, Mr. Evans has been active as an investor and advisor for several companies and charitable organizations. He is Founder and Chief Executive Officer of E.L.O.S. Sports Group, a global talent agency that provides branding and management services to professional athletes and corporations focused on sports business services. Past clients include NBA MVP James Harden, the late NBA icon Kobe Bryant, SPD Bank, Delta Airlines, and the Chinese Olympic boxing team. Mr. Evans received a B.A. from the University of Texas at Austin.

Mr. Pruitt founded Avenel Financial Group, a boutique merchant banking firm concentrating on value-oriented investments, both public and private, on behalf of 40 families in 1999. In 2001, he formed Avenel Ventures, a technology investment and private venture capital firm. In February 2005, Mr. Pruitt formed Chanticleer Holdings, Inc., then a public holding company (now known as Sonnet BioTherapeutics Holdings, Inc.), and he served as Chairman of the Board of Directors and Chief Executive Officer until April 1, 2020, at which time, the restaurant operations of Chanticleer Holdings were spun out into a new public entity, Amergent Hospitality Group, Inc., where Mr. Pruitt has served as its Chairman and Chief Executive Officer to date. Mr. Pruitt also served as a director on the board of Hooters of America, LLC from 2011 to 2019. He was an early investor/board member in Appalachian Mountain Brewery, which was sold to Craft Brew Alliance in 2018. Mr. Pruitt received a B.A. from Coastal Carolina University in Conway, South Carolina, where he played on the 1982 and 1983 College World Series Baseball teams. He currently sits on the Board of Visitors of the E. Craig Wall Sr. College of Business Administration, the Coastal Education Foundation Board, and the Athletic Committee of the Board of Trustees at Coastal Carolina University.

Mr. Sucoff, a former New York prosecutor and law school professor, has more than 30 years of securities industry experience encompassing supervisory, banking, and sales responsibilities. He has participated in the financing of more than 100 public and private healthcare companies and, since 2011, has owned and operated Equity Source Partners LLC, an advisory and consulting firm. Mr. Sucoff currently serves on the board of directors of ContraFect Corporation, Legacy Education Alliance, Inc., First Wave Technologies, Inc., and Galimedix Therapeutics. He also serves as an advisor to Sapience Therapeutics and LB Pharmaceuticals.

Mr. Sucoff is the past President of New England Law/Boston, has been a member of its Board of Trustees for over 25 years, and is the longtime Chairman of its Endowment Committee. Mr. Sucoff received a B.A. from the State University of New York at Binghamton in 1974 and a J.D. from New England School of Law in 1977, where he was managing editor of the Law Review and graduated magna cum laude. He has been a member of the Bar of the State of New York since 1978.

Jeffrey Ervin continued, “I would also like to acknowledge the service and assistance that our former board members – David Ellwanger, George Hampton, and Gerard Hayden – brought to the Company under their tenure and thank them for their dedication and effort, especially during the COVID pandemic.”

About IMAC Holdings, Inc.

IMAC Holdings was created in March 2015 to expand on the footprint of the original IMAC Regeneration Center, which opened in Kentucky in August 2000. IMAC Regeneration Centers combine life science advancements with traditional medical care for movement restricting diseases and conditions. IMAC owns or manages 15 outpatient clinics that provide regenerative, orthopedic and minimally invasive procedures and therapies. It has partnered with several active and former professional athletes, opening six Ozzie Smith IMAC Regeneration Centers, two David Price IMAC Regeneration Centers, as well as Mike Ditka IMAC Regeneration Centers and a Tony Delk IMAC Regeneration Center. IMAC’s outpatient medical clinics emphasize its focus around treating sports and orthopedic injuries and movement-restricting diseases without surgery or opioids. More information about IMAC Holdings, Inc. is available at www.imacregeneration.com.

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Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements, and terms such as “anticipate,” “expect,” “believe,” “may,” “will,” “should” or other comparable terms, are based largely on IMAC’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond IMAC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the skills and experience necessary to meet customers’ requirements, and its ability to protect its intellectual property. IMAC encourages you to review other factors that may affect its future results in its registration statement and in its other filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur.

IMAC Press Contact:

Laura Fristoe

lfristoe@imacrc.com

Investor Relations:

Bret Shapiro

(516) 222-2560

brets@coreir.com